Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER  ENDED MARCH 31, 2021

NEW YORK, NY, May 12, 2021 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its second quarter ended March 31, 2021.

ALJ is a holding company, whose wholly owned subsidiaries during the second quarter included Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to governmental and commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

ALJ completed the sale of Carpets in February 2021. As such, Carpets’ results of operations are excluded from continuing operations presented below and are presented as discontinued operations.

Investment Highlights – Three and Six Months Ended March 31, 2021

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $114.6 million for the three months ended March 31, 2021, an increase of $29.1 million, or 34.1%, compared to $85.5 million for the three months ended March 31, 2020.  The increase was driven by the start of production for new contracts and increased volume for existing contracts at Faneuil and improved volumes for trade components and books at Phoenix.  ALJ recognized consolidated net revenue of $111.1 million for the three months ended December 31, 2020.

•

ALJ recognized a net income from continuing operations of $0.7 million and earnings per share from continuing operations of $0.02 (diluted) for the three months ended March 31, 2021, compared to a net loss from continuing operations of $59.2 million and loss per share from continuing operations of $1.40 for the three months ended March 31, 2020, respectively. Net loss from continuing operations for the three months ended March 31, 2020 reflects a $56.5 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss from continuing operations of $2.7 million and loss per share from continuing operations of $0.06 (diluted) for the three months ended March 31, 2020. The improvement in net income is due to higher business activity at Faneuil and Phoenix. ALJ recognized a net loss from continuing operations of $1.9 million and loss per share of $0.04 (diluted) for the three months ended December 31, 2020.

•

ALJ recognized adjusted EBITDA from continuing operations of $8.9 million for the three months ended March 31, 2021, an increase of $4.2 million, or 90.7%, compared to $4.7 million for the three months ended March 31, 2020. The increase was driven by the start of new contracts and operational improvements at existing contracts for Faneuil and higher volumes from trade components and books as well as lower overall expenses at Phoenix. ALJ recognized adjusted EBITDA from continuing operations of $6.4 million for the three months ended December 31, 2020.

•

ALJ recognized consolidated net revenue of $225.7 million for the six months ended March 31, 2021, an increase of $59.6 million, or 35.8%, compared to $166.2 million for the six months ended March 31, 2020.  The increase was driven by the start of production for new contracts and increased volume for existing contracts at Faneuil and improved volumes for trade components and books at Phoenix.

•

ALJ recognized a net loss from continuing operations of $1.1 million and loss per share from continuing operations of $0.03 (diluted) for the six months ended March 31, 2021, compared to net loss from continuing operations of $63.2 million and loss per share from continuing operations of

$1.50 (diluted) for the six months ended March 31, 2020. Net loss from continuing operations for the six months ended March 31, 2020 reflects a $56.5 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss from continuing operations of $6.7 million and loss per share from continuing operations of $0.16 (diluted) for the six months ended March 31, 2020.  The improvement in net loss is due to higher business activity at Faneuil and Phoenix.

•

ALJ recognized adjusted EBITDA from continuing operations of $15.3 million for the six months ended March 31, 2021, an increase of $7.2 million, or 89.3%, compared to $8.1 million for the six months ended March 31, 2020.  The increase was driven by the start of new contracts and operational improvements at existing contracts for Faneuil and higher volumes from trade components and books at Phoenix.

•

ALJ estimates consolidated net revenue for the three months ending June 30, 2021 to be in the range of $90.5 million to $96.5 million, compared to $86.1 million for the three months ended June 30, 2020.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results for the quarter were well above prior year as Faneuil continued to benefit from state unemployment contracts, strong operating performance at new and existing contracts, and corporate efficiency improvements.  We anticipate that results from state unemployment contracts will reduce over time as the economy improves. Faneuil results were impacted by a loss of $2.2 million for the current quarter and $7.9 million on a fiscal year to date basis, related to a new contract at Faneuil that was originally planned to be implemented in two physical call centers.  However, due to COVID-19, we needed to transition to a 100% work-from-home workforce.  We anticipate such losses to subside during the third and fourth fiscal quarters as remediation efforts take hold.  From an operational improvement standpoint, we are excited that Michael Stann has joined the Faneuil team as Chief Operating Officer in April 2021.  We look forward to Michael focusing on improving Faneuil’s operating performance metrics in the coming quarters.

Phoenix results benefited from increased trade components and books as the market continues to recover, we have also started to see some initial green shoots in education components.  Over the long term, we anticipate Faneuil and Phoenix to continue to improve their operating performance, which will increase shareholder value.”

	Three Months Ended March 31,
Amounts in thousands, except per share amounts	2021	2020	$ Change
	(unaudited)	(unaudited)
Net revenue	$114,588	$85,478	$29,110
Costs and expenses:
Cost of revenue	93,484	70,300	23,184
Selling, general, and administrative expense	17,800	16,296	1,504
Impairment of goodwill	—	56,492	(56,492)
Loss on disposal of assets, net	64	—	64
Total operating expenses	111,348	143,088	(31,740)
Operating income (loss)	3,240	(57,610)	60,850
Other (expense) income:
Interest expense, net	(2,451)	(2,844)	393
Total other expense, net	(2,451)	(2,844)	393
Income (loss) from continuing operations before income taxes	789	(60,454)	61,243
(Provision for) benefit from income taxes	(44)	1,297	(1,341)
Net income (loss) from continuing operations	745	(59,157)	59,902
Net loss from discontinued operations, net of income taxes	(860)	(2,641)	1,781
Net loss	$(115)	$(61,798)	$61,683
Income (loss) per share of common stock–basic and diluted:
Continuing operations	$0.02	$(1.40)
Discontinued operations	$(0.02)	$(0.06)
Net loss per share (1)	$—	$(1.47)
Weighted average shares of common stock outstanding:
Basic	42,321	42,173
Diluted	54,458	42,173

__________________________________________________

(1) Amounts may not add due to rounding.

	Six Months Ended March 31,
Amounts in thousands, except per share amounts	2021	2020	$ Change
	(unaudited)	(unaudited)
Net revenue	$225,725	$166,169	$59,556
Costs and expenses:
Cost of revenue	186,643	138,235	48,408
Selling, general, and administrative expense	34,854	30,701	4,153
Impairment of goodwill	—	56,492	(56,492)
(Gain) loss on disposal of assets, net	(2)	2	(4)
Total operating expenses	221,495	225,430	(3,935)
Operating income (loss)	4,230	(59,261)	63,491
Other (expense) income:
Interest expense, net	(5,033)	(5,408)	375
Interest from legal settlement	—	200	(200)
Total other expense, net	(5,033)	(5,208)	175
Loss from continuing operations before income taxes	(803)	(64,469)	63,666
(Provision for) benefit from income taxes	(336)	1,257	(1,593)
Net loss from continuing operations	(1,139)	(63,212)	62,073
Net loss from discontinued operations, net of income taxes	(1,063)	(2,863)	1,800
Net loss	$(2,202)	$(66,075)	$63,873
Loss per share of common stock–basic and diluted:
Continuing operations	$(0.03)	$(1.50)
Discontinued operations	$(0.03)	$(0.07)
Net loss per share (1)	$(0.05)	$(1.57)

Weighted average shares of common stock outstanding–basic and diluted:	42,319	42,173

__________________________________________________

(1) Amounts may not add due to rounding.

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Results for the second quarter exceeded expectations for revenue and adjusted EBITDA mainly due to new long-term contracts in both healthcare and transportation. Faneuil continues to assist with client operations related to the pandemic by supporting unemployment and vaccination scheduling programs.  The one transactional program that experienced high losses in the first fiscal quarter continues to show improvement towards resolution.”

Faneuil recognized net revenue of $84.4 million for the three months ended March 31, 2021 compared to $58.8 million for the three months ended March 31, 2020.  Net revenue increased $25.6 million, or 43.5%, mainly attributable to a $23.4 million increase in new customer contracts and $6.6 million net increase in existing customers, partially offset by a $4.4 million reduction driven by the completion of customer contracts.  Faneuil recognized net revenue of $86.0 million for the three months ended December 31, 2020.

Faneuil segment adjusted EBITDA was $5.0 million for the three months ended March 31, 2021 compared to $1.4 million for the three months ended March 31, 2020.  Segment adjusted EBITDA increased $3.6 million, or 264.7%, driven by the start of new contracts, operational improvements at existing contracts, reduced costs for medical and workers compensation claims, offset somewhat by continuing losses from one healthcare contract. Faneuil recognized segment adjusted EBITDA of $3.6 million for the three months ended December 31, 2020.

Faneuil recognized net revenue of $170.4 million for the six months ended March 31, 2021 compared to $117.4 million for the six months ended March 31, 2020.  Net revenue increased $53.0 million, or 45.1%, due to a $50.2 million increase in new customer contracts and $12.5 million net increase in existing customers mostly due to open enrollment volumes for healthcare contracts and expanded call center services provided, partially offset by a $9.7 million reduction driven by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $8.6 million for the six months ended March 31, 2021 compared to $3.0 million for the six months ended March 31, 2020.  Segment adjusted EBITDA increased $5.6 million, or 185.7%, driven by the start of new contracts, operational improvements at existing contracts, reduced costs for medical and workers compensation claims, offset somewhat by continuing losses for one healthcare contract.

Faneuil estimates its net revenue for the three months ending June 30, 2021 to be in the range of $65.5 million to $69.0 million, compared to $61.5 million for the three months ended June 30, 2020.

Faneuil’s contract backlog expected to be realized within the next twelve months as of March 31, 2021 was $217.1 million, compared to $225.6 million as of March 31, 2020 and $241.2 million as of December 31, 2020.  Faneuil’s total contract backlog as of March 31, 2021 was $586.6 million as compared to $607.2 million as of March 31, 2020 and $673.7 million as of December 31, 2020.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The $3.5 million, or 13.2% increase in our fiscal second quarter revenues, versus prior year, was due to higher component and book sales, offset, in part, by lower planned beauty packaging sales.  The increase in component revenues was primarily driven by higher sales from the strategic supply agreement signed with a major customer in March of 2020. The increase of $1.1 million, or 25.7% of segment adjusted EBITDA for the quarter, versus prior year, was due to the higher revenues, and lower selling and general and administrative expenses offset, in part, by a shift in customer sales mix. The $6.6 million, or 13.4% increase in our fiscal year to date revenues, versus prior year, was also due to higher component and book sales, offset, in part, by the lower planned beauty packaging sales. The increase of $2.3 million, or 32.5%, of segment adjusted EBITDA year to date, versus prior year, was primarily due to the higher revenues. Included in adjusted EBITDA, year to date, is an increase, versus prior year, of deferred executive performance-based compensation expense.  Excluding this increased expense, adjusted EBITDA year to date increased by $3.2 million, or 44.7%."

Phoenix recognized net revenue of $30.2 million for the three months ended March 31, 2021 compared to $26.7 million for the three months ended March 31, 2020. Net revenue increased $3.5 million, or 13.2%, due to higher component sales primarily related to trade. Phoenix recognized net revenue of $25.2 million for the three months ended December 31, 2020.

Phoenix recognized segment adjusted EBITDA of $5.3 million for the three months ended March 31, 2021 compared to $4.2 million for the three months ended March 31, 2020. Segment adjusted EBITDA increased by $1.1 million, or 25.7%, as a result of higher volumes from components and books as well as lower overall expenses.  Phoenix recognized segment adjusted EBITDA of $4.0 million for the three months ended December 31, 2020.

Phoenix recognized net revenue of $55.3 million for the six months ended March 31, 2021 compared to $48.8 million for the six months ended March 31, 2020. Net revenue increased $6.6 million, or 13.4%, due to higher trade component and book sales.

Phoenix recognized segment adjusted EBITDA of $9.3 million for the six months ended March 31, 2021 compared to $7.0 million for the six months ended March 31, 2020. Segment adjusted EBITDA increased by $2.3 million, or 32.5%, as a result of higher volumes from trade components and books.

Phoenix estimates its net revenue for the three months ending June 30, 2021 to be in the range of

$25.0 million to $27.5 million, compared to $24.6 million for the three months ended June 30, 2020.

Phoenix’s contract backlog expected to be realized within the next twelve months as of March 31, 2021 was $73.7 million, compared to $70.7 million as of March 31, 2020 and $69.8 million as of December 31, 2020.  Phoenix’s total contract backlog as of March 31, 2021 was $310.7 million as compared to $313.6 million as of March 31, 2020 and $315.4 million as of December 31, 2020.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, (loss) gain on disposal of assets and other gain, net, provision for income taxes, and other non-recurring items.    Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended March 31,
Amounts in thousands	2021	2020	$ Change
	(unaudited)	(unaudited)
Net loss	$(115)	$(61,798)	$61,683
Depreciation and amortization	4,936	4,777	159
Interest expense, net	2,451	2,844	(393)
Net loss from discontinued operations, net of income taxes	860	2,641	(1,781)
Bank fees accreted to term loans	300	—	300
Restructuring and cost reduction initiatives	212	475	(263)
Loan amendment expenses	89	239	(150)
Loss on disposal of assets, net	64	—	64
Provision for (benefit from) income taxes	44	(1,297)	1,341
Stock-based compensation	37	111	(74)
Impairment of goodwill	—	56,492	(56,492)
Fair value of warrants issued in connection with loan amendments	—	122	(122)
Acquisition-related expenses	—	50	(50)
Consolidated adjusted EBITDA - continuing operations	$8,878	$4,656	$4,222

	Six Months Ended March 31,
Amounts in thousands	2021	2020	$ Change
	(unaudited)	(unaudited)
Net loss	$(2,202)	$(66,075)	$63,873
Depreciation and amortization	9,968	9,876	92
Interest expense, net	5,033	5,408	(375)
Net loss from discontinued operations, net of income taxes	1,063	2,863	(1,800)
Bank fees accreted to term loans	600	—	600
Provision for (benefit from) income taxes	336	(1,257)	1,593
Restructuring and cost reduction initiatives	261	789	(528)
Loan amendment expenses	177	414	(237)
Stock-based compensation	85	223	(138)
(Gain) loss on disposal of assets, net	(2)	2	(4)
Impairment of goodwill	—	56,492	(56,492)
Fair value of warrants issued in connection with loan amendments	—	716	(716)
Acquisition-related expenses	—	99	(99)
Interest from legal settlement	—	(200)	200
Recovery of litigation loss	—	(1,256)	1,256
Consolidated adjusted EBITDA - continuing operations	$15,319	$8,094	$7,225

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended March 31,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$84,424	$58,825	$25,599	43.5%
Phoenix	30,164	26,653	3,511	13.2%
Total Segment Net Revenue	$114,588	$85,478	$29,110	34.1%

	Three Months Ended March 31,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$5,004	$1,372	$3,632	264.7%
Phoenix	5,252	4,178	1,074	25.7%
Corporate	(1,378)	(894)	(484)	(54.1%)
Total Segment Adjusted EBITDA	$8,878	$4,656	$4,222	90.7%

	Six Months Ended March 31,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$170,393	$117,392	$53,001	45.1%
Phoenix Color	55,332	48,777	6,555	13.4%
Total Segment Net Revenue	$225,725	$166,169	$59,556	35.8%

	Six Months Ended March 31,
Amounts in thousands	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$8,641	$3,025	$5,616	185.7%
Phoenix Color	9,298	7,018	2,280	32.5%
Corporate	(2,620)	(1,949)	(671)	(34.4%)
Total Segment Adjusted EBITDA	$15,319	$8,094	$7,225	89.3%

As of March 31, 2021 and September 30, 2020, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	March 31,	September 30,
Amounts in thousands	2021	2020
	(unaudited)
Term loan payable	$77,753	$80,733
Line of credit	12,097	14,417
Equipment financing agreements	4,404	3,610
Finance leases	3,912	5,337
Total debt	98,166	104,097

Cash	4,566	6,050
Net debt	$93,600	$98,047

As of March 31, 2021, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	March 31, 2021
	(actual*)	(required)
Leverage Ratio	2.79	< 5.00
Fixed Charges Ratio	1.21	> 0.75

________________________________

* As defined by ALJ’s debt agreement.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, and (ii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s second quarter ended March 31, 2021 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results, operational improvements implemented by Carpets, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.